Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: NOVEMBER 12, 2014

ARC GROUP WORLDWIDE REPORTS RECORD SALES AND GROSS PROFIT

For the quarter ended September 28, 2014, compared sequentially to the quarter ended June 30, 2014:

•                  Record Sales of $28.7 million, compared to $23.7 million, an increase of 21.1%;

•                  Record Gross Profit of $7.0 million, compared to $5.8 million, an increase of 20.7%; and

•                  Adjusted EBITDA of $4.0 million, compared to $2.2 million, an increase of 81.8%.

DELAND, FL., November 12, 2014/PRNewswire/—ARC Group Worldwide, Inc. (“ARC”) (NASDAQ: ARCW), a leading global provider of advanced manufacturing and 3D printing solutions, today announced results for its 2015 fiscal first quarter ended September 28, 2014, including record sales and gross profit.

Fiscal Year First Quarter Operating Results

Revenue of $28.7 million during the first quarter exceeded all previous Company quarterly results, reflecting an increase of 56.0% compared to the prior year period.  Similarly, the Company also achieved record gross profit of $7.0 million, an increase of 22.8% compared to the prior year period.  Gross margins increased sequentially, from 20.6% in the fourth quarter (pro-forma for acquisitions during the full 90 day period) to 24.3% during the first quarter.  Plant-level EBITDA increased during the quarter to $5.1 million, from $3.7 million, representing sequential growth of 37.8%.  Overall, adjusted EBITDA was $4.0 million, an increase of 17.6% compared to the prior year period.  On a sequential basis, adjusted EBITDA grew 81.8% from the fiscal fourth quarter of 2014.  Adjusted EPS was $0.04 per share for the quarter, as compared with $0.14 for the prior year period, resulting primarily from higher depreciation and amortization and interest expense as a product of our recent acquisitions.

Jason Young, Chairman and CEO, commented, “In fiscal 2012, annual revenue for the Company was $30 million.  Two years later, quarterly revenue is now approaching what we previously achieved on an annual basis.  More importantly, we have assembled world-class advanced manufacturing capabilities to sell an enterprise-level product offering, as opposed to the single-solution capability of years past.  While our sales cycles are 9-12 months, early signs of our cross-selling efforts have resonated well with our customers.  Gross margins added close to four hundred basis points sequentially, on a pro-forma basis, bringing gross profit to a record level.  We remain focused on driving synergies, integration, automation, lean manufacturing and cost saving initiatives, which should provide margin expansion over time.  Adjusted EBITDA has improved, adding approximately five hundred basis points of margin on a sequential basis.  While ARC continues to invest in sales resources and technology, we still aim to improve EBITDA margins over time as well.  Technology is a big differentiator in our business model and a key driver to future growth, so our considerable investment in technology and world class sales platform should pay off in the long run.”

GAAP to Non-GAAP Reconciliation

Adjusted Earnings, Adjusted EPS and Adjusted EBITDA are non-GAAP financial measures.  Adjusted Earnings represents the results of operations net of unusual expenses incurred during the period.  We have provided this non-GAAP financial information to aid in better understanding the company’s performance absent these charges.  Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The reconciliation to GAAP is as follows (in thousands, except for share and per share amounts):

For the three months ended:	September 28, 2014	September 29, 2013
Net Income Attributable to ARC Group Worldwide, Inc. (GAAP)	$176	$1,254
Plus: Merger Expenses	176	—
Plus: Other Non-Recurring Expenses	286	—
Plus: Share-Based Compensation	—	701
Adjusted Earnings (Non-GAAP)	$638	$1,955
Plus: Interest Expense, Net	921	205
Plus: Income Taxes	153	386
Plus: Depreciation and Amortization	2,311	898
Adjusted EBITDA (Non-GAAP)	$4,023	$3,444
Weighted Average Common Shares	14,673,205	14,320,350
Adjusted Basic and Diluted Earnings Per Share (Non-GAAP)	$0.04	$0.14

Merger expenses are costs incurred to effectuate our acquisitions, such as advisory, legal and accounting fees.  Other non-recurring expenses consist primarily of accounting and legal fees associated with our acquisitions and financing activities.  Share-based compensation consists of a non-recurring stock grant made to our Chief Executive Officer in fiscal 2014.

Adjusted EBITDA excludes interest expense, net and income taxes because these items are associated with our capitalization and tax structures.  Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses reflect the impact of prior capital expenditure decisions which may not be indicative of future capital expenditure requirements.

Plant-level EBITDA consists of net income from each of our operating facilities, but excludes corporate expenses.  We adjust the plant net income to exclude interest expense, net, income taxes and depreciation and amortization expense.  We have provided this non-GAAP financial measure to aid in better understanding the Company’s plant-level operating performance.

Fourth quarter fiscal year 2014 pro-forma gross margin was calculated by combining the Company’s historical fourth quarter gross profit with the fourth quarter gross profit of companies acquired for the period during the fourth quarter prior to their acquisition.  We believe this is a useful non-GAAP measure to provide a better understanding of the Company’s sequential run-rate, gross margin performance.

About ARC Group Worldwide, Inc.

ARC Group Worldwide, Inc. is a leading global advanced manufacturing and 3D printing service provider.  Founded in 1987, the Company offers its customers a compelling portfolio of advanced manufacturing technologies and cutting-edge capabilities to improve the efficiency of traditional manufacturing processes and accelerate their time to market.  In addition to being a world leader in metal injection molding (“MIM”), ARC has significant expertise in 3D printing and imaging, materials science, advanced tooling, automation, machining, stamping, plastic injection molding, lean manufacturing, and robotics.  For more information about ARC Group Worldwide, Inc. please visit ARC Group Worldwide or its operating subsidiaries at 3D Material

Technologies, Advanced Forming Technology., Advanced Forming Technology - Hungary, ARCMIM, ARC Wireless, Advance Tooling Concepts, FloMet, General Flange & Forge, Injectamax, Kecy Metal Technologies, Tekna Seal, and Thixoforming.

IMPORTANT INFORMATION

This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC’s current expectations, estimates and projections about future events.  These include, but are not limited to, statements, if any, regarding business plans, pro-forma statements and financial projections, ARC’s ability to expand its services and realize growth.  These statements are not historical facts or guarantees of future performance, events or results.  Such statements involve potential risks and uncertainties, and the general effects of financial, economic, and regulatory conditions affecting our industries.  Accordingly, actual results may differ materially.  ARC does not have any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  For additional factors that may affect future results, please see filings made by ARC with the Securities and Exchange Commission (“SEC”), including its Form 10-K for the fiscal year ended June 30, 2014 and Form 10-Q for the period ended September 28, 2014, as well as current reports on Form 8-K filed from time-to-time with the SEC.

CONTACT: Drew M. Kelley

PHONE: (303) 467-5236

Email: InvestorRelations@ArcGroupWorldwide.com

ARC Group Worldwide, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except for share and per share amounts)

	For the three months ended
	September 28, 2014	September 29, 2013
Sales	$28,698	$18,400
Cost of sales	21,715	12,729
Gross profit	6,983	5,671
Selling, general and administrative	5,499	3,770
Merger expenses	176	—
Income from operations	1,308	1,901
Other income (expense), net	(2)	—
Interest expense, net	(921)	(205)
Income before income taxes	385	1,696
Income tax expense	(153)	(386)
Net income	232	1,310
Less: Net income attributable to non-controlling interest	(56)	(56)
Net income attributable to ARC Group Worldwide, Inc.	$176	$1,254

Net income per common share:
Basic and diluted income per share	$0.01	$0.09

Weighted average common shares outstanding:
Basic and diluted	14,673,205	14,320,350

ARC Group Worldwide, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except for share and per share amounts)

	September 28, 2014	June 30, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,312	$9,384
Accounts receivable, net	15,595	15,337
Inventories, net	16,299	15,231
Prepaid and other current assets	3,771	2,606
Total current assets	42,977	42,558
Property and equipment, net	46,270	45,268
Goodwill	15,689	16,357
Intangible assets, net	29,957	30,825
Other	802	1,381
Total assets	$135,695	$136,389

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,956	$9,430
Accrued expenses	5,387	5,905
Deferred revenue	852	1,016
Bank borrowings, current portion of long-term debt	17,902	14,419
Capital lease obligations, current portion	1,133	1,124
Accrued escrow obligation	1,691	2,400
Total current liabilities	33,921	34,294
Long-term debt, net of current portion	62,483	62,757
Capital lease obligations, net of current portion	4,437	4,723
Accrued escrow obligation	2,600	2,600
Other	681	674
Total liabilities	104,122	105,048

Stockholders’ equity:
Preferred stock, $0.001 par value, 2,000,000 authorized, no shares issued and outstanding	—	—
Common stock, $0.0005 par value, 250,000,000 shares authorized; 15,088,522 shares issued and 15,080,121 shares outstanding at September 28, 2014 and June 30, 2014	3	3
Treasury stock, at cost; 8,401 shares at September 28, 2014 and June 30, 2014	(94)	(94)
Additional paid-in capital	14,293	14,293
Retained earnings	16,319	16,143
ARC Group Worldwide, Inc. total stockholder equity	30,521	30,345
Non-controlling interest	1,052	996
Total stockholders’ equity	31,573	31,341
Total liabilities and stockholders’ equity	$135,695	$136,389

ARC Group Worldwide, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the three months ended
	September 28, 2014	September 29, 2013
Cash flows from operating activities:
Net income	$232	$1,310
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,311	898
Non-cash stock based compensation expense	—	701
Amortization of debt discount	—	105
Bad debt expense and other	29	48
Deferred income taxes	23	—
Changes in working capital, net of assets acquired and liabilities assumed in business combinations:
Accounts receivable	(277)	362
Inventory	(1,068)	(256)
Prepaid expenses and other assets	(600)	(456)
Accounts payable	(2,474)	162
Other accrued expenses	(558)	383
Deferred revenue	(164)	(391)
Net cash provided by (used in) operating activities	(2,546)	2,866

Cash flows from investing activities:
Purchase of plant and equipment	(2,457)	(371)
Net cash used in investing activities	(2,457)	(371)

Cash flows from financing activities:
Proceeds from debt issuance	3,500	—
Repayments of long-term debt and capital lease obligations	(569)	(1,758)
Net cash provided by (used in) financing activities	2,931	(1,758)
Net increase (decrease) in cash and cash equivalents	(2,072)	737
Cash and cash equivalents, beginning of period	9,384	3,601
Cash and cash equivalents, end of period	$7,312	$4,338
Supplemental disclosures of cash flow information:
Cash paid for interest	$843	$100
Cash paid for income taxes	$25	$—
Non-cash investing and financing activities:
Equity exchanges for membership interests	$—	$312
Termination of note receivable from related party	$—	$272